Exhibti 99.1

Independence Contract Drilling, Inc. Reports Financial Results For The Third Quarter Ended September 30, 2017

HOUSTON, Oct. 31, 2017 /PRNewswire/ -- INDEPENDENCE CONTRACT DRILLING, INC. (the "Company") (NYSE: ICD) today reported financial results for the three months ended September 30, 2017.

Third Quarter 2017 Highlights

  Net loss of $6.0 million, or $0.16 per share.
  Adjusted net loss, as defined below, of $5.1 million, or $0.13 per share.
  Adjusted EBITDA, as defined below, of $3.1 million.
  Fleet utilization of 98.0%.
  Record revenue days of 1,235.
  Fully-burdened margin per day, excluding construction costs, of $4,521 per day. There were no reactivation expenses during the quarter.
  Renewal of four term contracts adding three rig years to backlog.
  Sequential backlog increase to $75 million at September 30, 2017.
  Net debt, excluding capitalized leases, of $44.3 million, on a borrowing base of $107.5 million.

In the third quarter of 2017, the Company reported revenues of $23.4 million, a net loss of $6.0 million, or $0.16 per share, an adjusted net loss (defined below) of $5.1 million, or $0.13 per share, and adjusted EBITDA (defined below) of $3.1 million. This compares to revenues of $21.3 million, a net loss of $6.3 million, or $0.17 per share, an adjusted net loss of $5.0 million, or $0.13 per share, and adjusted EBITDA of $3.2 million in the second quarter of 2017, and revenues of $14.5 million, a net loss of $7.2 million, or $0.19 per share, an adjusted net loss of $6.5 million, or $0.17 per share, and adjusted EBITDA of $1.0 million in the third quarter of 2016.

Chief Executive Officer Byron Dunn commented, "The third quarter represented a significant milestone for ICD as we generated record revenue days and completed our final rig conversion. We entered the fourth quarter with 100% of our fleet contracted and utilized, a level we expect to maintain for the foreseeable future as commodity prices have stabilized. Dayrates for pad optimal rigs have improved to the high-teen to low-$20,000 per day range. We recently signed four contract extensions that added three rig years of backlog and rerated these contracts' dayrates up $2,000 to $3,000 per day from prior levels."

Quarterly Operational Results

In the third quarter of 2017, the Company's fleet operated at 98.0% utilization and recorded 1,235 revenue days compared to 93.9% utilization and 1,111 revenue days in the second quarter of 2017 and 64.7% utilization and 774 revenue days in the third quarter of 2016. There were no revenue days earned on a standby-without-crew basis in the third or second quarter of 2017, compared to 222.0 days in the third quarter of 2016.

Hurricane Harvey and weather-related impacts during the third quarter of 2017 included a reduction in revenue days compared to expectations as well as modest increases in operating costs during the quarter. In addition, the Company's corporate offices suffered water-related damage that is currently the subject of an insurance claim.

Operating revenues in the third quarter of 2017 totaled $23.4 million, compared to $21.3 million in the second quarter of 2017 and $14.5 million in the third quarter of 2016. On a revenue-per-day basis, revenues were $18,034 per day in the third quarter of 2017, compared to $18,201 in the second quarter of 2017 and $17,420 in the third quarter of 2016. The decrease in revenue per day compared to prior quarters resulted primarily from a reduction in revenue days earned under higher dayrate legacy contracts.

Operating costs in the third quarter of 2017 totaled $18.2 million, compared to $15.8 million in the second quarter of 2017 and $11.2 million in the third quarter of 2016. Third quarter 2017 operating costs included $0.4 million in rig construction costs. Second quarter 2017 operating costs included $0.4 million of reactivation costs, and third quarter 2016 operating costs included $2.5 million of reactivation costs and $0.3 million in rig construction costs. Fully-burdened operating costs, excluding reactivation and rig construction costs, were $13,513 per day in the third quarter of 2017, compared to $12,926 in the second quarter of 2017 and $9,614 in the third quarter of 2016. The sequential increase in cost per day related to a decrease in revenue days earned on a standby-without-crew basis, where revenue is recognized without an operating cost offset, as well as Hurricane Harvey and weather-related costs, increased costs for repair and maintenance, new hire mentoring initiatives and increased rig level safety-related incentive compensation.

Third quarter 2017 fully-burdened rig operating margins, excluding reactivation and rig construction costs, were $4,521 per day, compared to $5,275 per day in the second quarter of 2017 and $7,806 per day in the third quarter of 2016.

Selling, general and administrative expenses in the third quarter of 2017 were $2.9 million (including $0.9 million of non-cash stock-based compensation), compared to $3.4 million (including $1.2 million of non-cash stock-based compensation) in the second quarter of 2017 and $3.2 million (including $1.0 million of non-cash stock-based compensation and severance expense of $0.1 million) in the third quarter of 2016. The sequential decrease in selling, general and administrative expenses compared to the second quarter of 2017 related primarily to a reduction in incentive compensation expense and professional fees, partially offset by costs for expanded new hire training programs. Non-cash stock-based compensation declined sequentially due to vesting of equity awards originally granted in connection with the Company's initial public offering.

Drilling Operations Update

All 14 of the Company's ShaleDriller® rigs are contracted and operating under term contracts.

At September 30, 2017, the Company's backlog of revenues from contracts with original terms of six months or more was $75 million. Approximately $23.8 million of this backlog is expected to be realized during the remainder of 2017.

Capital Expenditures and Liquidity Update

Aggregate cash outlays for capital expenditures in the third quarter of 2017, net of disposals, were $9.6 million including $4.7 million of payments for second quarter deliveries. The Company's expects cash outlays, before disposals, for capital expenditures for the remainder of 2017 to be approximately $3.5 million. At September 30, 2017, the Company had $5.7 million of assets classified as held for sale.

As of September 30, 2017, the Company had drawn $47.0 million on its $85.0 million revolving credit facility and had net debt, excluding capital leases, of $44.3 million. The borrowing base under the Company's credit facility was $107.5 million as of September 30, 2017.

Conference Call Details

A conference call for investors will be held today, October 31, 2017, at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) to discuss the Company's third quarter 2017 results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer, and Philip A. Choyce, Executive Vice President and Chief Financial Officer.

The call can be accessed live over the telephone by dialing (855) 239-3115 or for international callers, (412) 542-4125. A replay will be available shortly after the call and can be accessed by dialing (877) 344-7529 or for international callers, (412) 317-0088. The passcode for the replay is 10113262. The replay will be available until November 7, 2017.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto the Company's website at www.icdrilling.com in the Investor Relations section. A replay of the webcast will also be available for approximately 30 days following the call.

About Independence Contract Drilling, Inc.

Independence Contract Drilling provides land-based contract drilling services for oil and natural gas producers in the United States. The Company constructs, owns and operates a fleet of pad-optimal ShaleDriller® rigs that are specifically engineered and designed to accelerate its clients' production profiles and cash flows from their most technically demanding and economically impactful oil and gas properties. For more information, visit www.icdrilling.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the federal securities laws. Words such as "anticipated," "estimated," "expected," "planned," "scheduled," "targeted," "believes," "intends," "objectives," "projects," "strategies" and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Independence Contract Drilling's operations are based on a number of expectations or assumptions which have been used to develop such information and statements but which may prove to be incorrect. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict, and there can be no assurance that actual outcomes and results will not differ materially from those expected by management of Independence Contract Drilling. For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the "Risk Factors" section of the Company's Annual Report on Form 10-K, filed with the SEC and the information included in subsequent amendments and other filings. These forward-looking statements are based on and include our expectations as of the date hereof. Independence Contract Drilling does not undertake any obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Independence Contract Drilling becomes aware of, after the date hereof.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except par value and share data)

BALANCE SHEETS

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 2,652	$ 7,071
Accounts receivable, net	15,811	11,468
Inventories	2,627	2,336
Assets held for sale	5,739	3,915
Prepaid expenses and other current assets	3,978	3,102
Total current assets	30,807	27,892
Property, plant and equipment, net	272,003	273,188
Other long-term assets, net	1,503	1,027
Total assets	$ 304,313	$ 302,107
Liabilities and Stockholders' Equity
Liabilities
Current portion of long-term debt (1)	$ 510	$ 441
Accounts payable	8,365	10,031
Accrued liabilities	6,477	7,821
Total current liabilities	15,352	18,293
Long-term debt (2)	47,630	26,078
Deferred income taxes	506	396
Other long-term liabilities	105	88
Total liabilities	63,593	44,855
Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 100,000,000 shares authorized; 38,239,713 and 37,831,723 shares issued, respectively; and 37,981,534 and 37,617,920 shares outstanding, respectively	380	376
Additional paid-in capital	326,097	323,918
Accumulated deficit	(83,900)	(65,347)
Treasury stock, at cost, 258,179 and 213,803 shares, respectively	(1,857)	(1,695)
Total stockholders' equity	240,720	257,252
Total liabilities and stockholders' equity	$ 304,313	$ 302,107

(1)	Current portion of long-term debt relates to the current portion of vehicle capital lease obligations.
(2)

As of September 30, 2017, long-term debt includes $630K of long-term vehicle capital lease obligations.  As of December 31, 2016, long-term debt included $326K of long-term vehicle capital lease obligations.

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands, except per share amounts)

STATEMENTS OF OPERATIONS

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016

Revenues	$ 23,445	$ 14,464	$ 21,285	$ 64,966	$ 52,074
Costs and expenses
Operating costs	18,247	11,246	15,808	48,953	31,211
Selling, general and administrative	2,948	3,242	3,435	10,101	11,868
Depreciation and amortization	6,529	6,010	6,335	19,120	17,651
Asset impairment, net	899	-	546	1,574	-
Loss on disposition of assets, net	-	676	745	1,573	588
Total cost and expenses	28,623	21,174	26,869	81,321	61,318
Operating loss	(5,178)	(6,710)	(5,584)	(16,355)	(9,244)
Interest expense	(772)	(456)	(686)	(2,088)	(2,492)
Loss before income taxes	(5,950)	(7,166)	(6,270)	(18,443)	(11,736)
Income tax expense	30	32	34	110	67
Net loss	$ (5,980)	$ (7,198)	$ (6,304)	$ (18,553)	$ (11,803)

Loss per share:
Basic and Diluted	$ (0.16)	$ (0.19)	$ (0.17)	$ (0.49)	$ (0.37)

Weighted average number of common shares outstanding:
Basic and Diluted	37,839	37,387	37,679	37,688	31,670

INDEPENDENCE CONTRACT DRILLING, INC. Unaudited (in thousands)

STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2017	2016

Cash flows from operating activities
Net loss	$(18,553)	$(11,803)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	19,120	17,651
Asset impairment, net	1,574	-
Stock-based compensation	3,036	3,336
Stock-based compensation - executive retirement	-	(67)
Loss on disposition of assets, net	1,573	588
Deferred income taxes	110	68
Amortization of deferred financing costs	344	408
Write-off of deferred financing costs	-	504
Changes in operating assets and liabilities
Accounts receivable	(4,343)	9,275
Inventories	(257)	(227)
Prepaid expenses and other assets	(1,037)	244
Accounts payable and accrued liabilities	655	(3,325)
Net cash provided by operating activities	2,222	16,652

Cash flows from investing activities
Purchases of property, plant and equipment	(26,975)	(17,331)
Proceeds from insurance claims	-	188
Proceeds from the sale of assets	1,088	864
Net cash used in investing activities	(25,887)	(16,279)

Cash flows from financing activities
Borrowings under credit facility	38,410	42,391
Repayments under credit facility	(17,162)	(82,129)
Public offering proceeds, net of offering costs	-	42,920
Purchase of treasury stock	(162)	(345)
RSUs withheld for taxes	(853)	-
Financing costs paid	(538)	(217)
Payments for capital lease obligations	(449)	(425)
Net cash provided by financing activities	19,246	2,195
Net (decrease) increase in cash and cash equivalents	(4,419)	2,568

Cash and cash equivalents
Beginning of period	7,071	5,344
End of period	$ 2,652	$ 7,912

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$ 1,865	$ 1,758
Cash (received) paid during the period for income taxes	$ -	$ (133)
Supplemental disclosure of non-cash investing and financing activity
Change in property, plant and equipment purchases in accounts payable	$ (3,648)	$ (1,537)
Additions to property, plant and equipment through capital leases	$ 822	$ 1,256

The following table provides various financial and operational data for the Company's operations during the three months ending September 30, 2017 and 2016 and June 30, 2017 and the nine months ending September 30, 2017 and 2016. This information contains non-GAAP financial measures of the Company's operating performance. The Company believes this non-GAAP information is useful because it provides a means to evaluate the operating performance of the Company on an ongoing basis using criteria that are used by our management. Additionally, it highlights operating trends and aids analytical comparisons. However, this information has limitations and should not be used as an alternative to operating income (loss) or cash flow performance measures determined in accordance with GAAP, as this information excludes certain costs that may affect the Company's operating performance in future periods.

OTHER FINANCIAL & OPERATING DATA Unaudited

	Three Months Ended			Nine Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016

Number of completed rigs end of period	14	14	14	14	14
Rig operating days (1)	1,234.7	774.0	1,111.2	3,418.9	2,449.4
Average number of operating rigs (2)	13.4	8.4	12.2	12.5	8.9
Rig utilization (3)	98.0%	64.7%	93.9%	94.6%	72.0%
Average revenue per operating day (4)	$ 18,034	$ 17,420	$ 18,201	$ 18,061	$ 20,209
Average cost per operating day (5)	$ 13,513	$ 9,614	$ 12,926	$ 12,825	$ 10,118
Average rig margin per operating day	$ 4,521	$ 7,806	$ 5,275	$ 5,236	$ 10,091

(1)

Rig operating days represent the number of days our rigs are earning revenue under a contract during the period, including days that standby revenues are earned.  For the three months ended September 30 and June 30, 2017 there were zero operating days in which the Company earned revenue on a standby basis. For the three months ended September 30, 2016 there were 236.0 operating days in which the Company earned revenue on a standby basis including 222.0 standby-without-crew days.  For the nine months ended September 30, 2017 and 2016 there were 77.9 and 790.1 operating days in which the Company earned revenue on a standby basis, respectively, including 69.0 and 747.0 standby-without-crew days, respectively.

(2)	Average number of operating rigs is calculated by dividing the total number of rig operating days in the period by the total number of calendar days in the period.

(3)

Rig utilization is calculated as rig operating days divided by the total number of days our drilling rigs are available during the applicable period. During the third quarter of 2015, we elected to remove our two 100 Series non-walking rigs from the marketed fleet pending completion of their planned rig conversions to 200 Series, pad-optimal status.  The conversion of the first 100 series rig was completed during the second quarter of 2016 and the rig re-entered the marketed fleet in June 2016.  The conversion of the second 100 series rig was completed in the second quarter of 2017 and the rig began operating in July 2017.

(4)

Average revenue per operating day represents total contract drilling revenues earned during the period divided by rig operating days in the period.  Excluded in calculating average revenue per operating day are revenues associated with the reimbursement of out-of-pocket costs paid by customers of $1.2 million, $1.0 million and $1.1 million for the three months ended September 30, 2017 and 2016 and June 30, 2017, respectively, and $3.2 million and $2.6 million for the nine months ended September 30, 2017 and 2016, respectively.  Included in calculating average revenue per operating day for the nine months ended September 30, 2016 was $1.8 million of early termination revenues associated with a contract termination at the end of the first quarter of 2016. The third quarter of 2017 and 2016 and the second quarter of 2017 did not include any early termination revenues.

(5)

Average cost per operating day represents total direct operating costs incurred during the period divided by rig operating days in the period.  The following costs are excluded in calculating average cost per operating day: (i) out-of-pocket costs reimbursed by customers of $1.2 million, $1.0 million and $1.1 million for the three months ended September 30, 2017 and 2016 and June 30, 2017, respectively, and $3.2 million and $2.6 million for the nine months ended September 30, 2017 and 2016, respectively, (ii) new crew training costs of zero, $0.4 million and $0.1 million for the three months ended September 30, 2017 and 2016 and June 30, 2017, respectively, and $0.1 million and $0.4 million for the nine months ended September 30, 2017 and 2016, respectively, (iii) construction overhead costs expensed due to reduced rig construction activity of $0.4 million, $0.3 million and zero for the three months ended September 30, 2017 and 2016 and June 30, 2017, respectively, and $0.6 million and $1.3 million for the nine months ended September 30, 2017 and 2016, respectively, (iv) rig reactivation costs for the three months ended September 30, 2017 and 2016 and June 30, 2017 of zero, $2.1 million and $0.3 million, respectively, (excluding zero, $0.4 million and $0.1 million of new crew training costs (included in (ii) above), respectively), and $1.0 million and $2.1 million for the nine months ended September 30, 2017 and 2016, respectively, (excluding $0.1 million and $0.4 million of new crew training costs (included in (ii) above), respectively), and (v) out-of-pocket expenses of $0.1 million, net of insurance recoveries, incurred as a result of damage to one of our rig's mast during the nine months ended September 30, 2017.

Non-GAAP Financial Measures

Adjusted net loss, EBITDA and adjusted EBITDA are supplemental non-GAAP financial measures that are used by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. In addition, adjusted EBITDA is consistent with how EBITDA is calculated under our revolving credit facility for purposes of determining our compliance with various financial covenants. We define "EBITDA" as earnings (or loss) before interest, taxes, depreciation, and amortization, and we define "adjusted EBITDA" as EBITDA before stock-based compensation, non-cash asset impairments, gains or losses on disposition of assets, and other non-recurring items added back to, or subtracted from, net income for purposes of calculating EBITDA under our revolving credit facility. Neither adjusted net loss, EBITDA or adjusted EBITDA is a measure of net income as determined by U.S. generally accepted accounting principles ("GAAP").

Management believes adjusted net loss, EBITDA and adjusted EBITDA are useful because they allow our stockholders to more effectively evaluate our operating performance and compliance with various financial covenants under our revolving credit facility and compare the results of our operations from period to period and against our peers without regard to our financing methods or capital structure or non-recurring, non-cash transactions. We exclude the items listed above from net income (loss) in calculating adjusted net loss, EBITDA and adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. None of adjusted net loss, EBITDA or adjusted EBITDA should be considered an alternative to, or more meaningful than, net income (loss), the most closely comparable financial measure calculated in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from adjusted net loss, EBITDA and adjusted EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's return of assets, cost of capital and tax structure. Our presentation of adjusted net loss, EBITDA and adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of adjusted net loss, EBITDA and adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted Net Loss:

	(Unaudited)						(Unaudited)
	Three Months Ended						Nine Months Ended
	September 30, 2017		September 30, 2016		June 30, 2017		September 30, 2017		September 30, 2016
	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
(in thousands)
Net loss	$(5,980)	$(0.16)	$(7,198)	$(0.19)	$(6,304)	$(0.17)	$(18,553)	$(0.49)	$(11,803)	$(0.37)
Asset impairment, net (1)	899	0.03	-	-	546	0.02	1,574	0.04	-	-
Loss on disposition of assets, net (2)	-	-	676	0.02	745	0.02	1,573	0.04	588	0.02
Write-off of deferred financing costs	-	-	-	-	-	-	-	-	504	0.01
Stock-based compensation - executive retirement	-	-	-	-	-	-	-	-	(67)	-
Executive retirement	-	-	-	-	-	-	-	-	1,552	0.05
Adjusted net loss	$(5,081)	$(0.13)	$(6,522)	$(0.17)	$(5,013)	$(0.13)	$(15,406)	$(0.41)	$ (9,226)	$(0.29)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA:

	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30, 2017	September 30, 2016	June 30, 2017	September 30, 2017	September 30, 2016
(in thousands)
Net loss	$(5,980)	$(7,198)	$(6,304)	$(18,553)	$(11,803)
Add back:
Income tax expense	30	32	34	110	67
Interest expense	772	456	686	2,088	2,492
Depreciation and amortization	6,529	6,010	6,335	19,120	17,651
Asset impairment, net (1)	899	-	546	1,574	-
EBITDA	2,250	(700)	1,297	4,339	8,407
Loss on disposition of assets, net (2)	-	676	745	1,573	588
Stock-based compensation	867	976	1,157	3,036	3,336
Stock-based compensation - executive retirement	-	-	-	-	(67)
Executive retirement	-	-	-	-	1,552
Adjusted EBITDA	$ 3,117	$ 952	$ 3,199	$ 8,948	$ 13,816

(1)

In the third quarter of 2017, we recorded a $0.6 million, or $0.02 per share, non-cash impairment of the Galayda facility as a result of water-related damage from the heavy rainfall that occurred during Hurricane Harvey in August 2017, as well as a $0.3 million, or $0.01 per share, non-cash impairment representing the estimated damage to a piece of drilling equipment, net of insurance recoveries.  In the second quarter of 2017, we recorded a $0.5 million, or $0.02 per share, non-cash impairment reflecting the estimated loss from the expected sale of our Galayda facility.

(2)

In the third quarter of 2016, we recorded a loss on disposition of assets of $0.7 million, or $0.02 per share, primarily due to non-cash disposal of equipment in connection with the upgrade of rigs to 7,500 psi mud systems.  In the second quarter of 2017, we recorded a loss on disposition of assets of $0.7 million, or $0.02 per share, primarily due a loss on the sale of drilling equipment previously designated as held for sale.

INVESTOR CONTACTS:
Independence Contract Drilling, Inc.
E-mail inquiries to: Investor.relations@icdrilling.com
Phone inquiries: (281) 598-1211